Exhibit 99.1

UFP Technologies, Inc.	www.ufpt.com
172 East Main Street	Contact: Ron Lataille
Georgetown MA 01833 USA	978-352-2200

UFP Technologies Announces 2014 Results

Georgetown, Mass., March 3, 2015.  UFP Technologies, Inc.  (Nasdaq: UFPT), an innovative designer and custom converter of foams, plastics, composites and natural fiber materials, today reported net income of $7.6 million or $1.05 per diluted common share outstanding for its fiscal year ended December 31, 2014, as compared to net income of $11.3 million or $1.59 per diluted common share outstanding for its 2013 fiscal year.  Excluding restructuring costs of approximately $1.6 million, net income was $8.7 million or $1.21 per diluted common share outstanding. Sales for 2014 were $139.3 million, as compared to 2013 sales of $139.2 million.

For its fourth quarter ended December 31, 2014, the Company reported net income of $1.6 million or $0.22 per diluted common share outstanding, as compared to net income of $3.4 million or $0.47 per diluted common share outstanding in the same period of 2013.  Excluding restructuring costs of approximately $0.5 million, net income was $2.0 million or $0.27 per diluted common share outstanding. Sales for the fourth quarter 2014 were $35.3 million versus 2013 fourth quarter sales of $35.0 million.

“Our 2014 results are largely a reflection of the significant investments we have made to strengthen our platform and position UFP for long-term profitable growth,” said R. Jeffrey Bailly, Chairman & CEO. “In 2014, we completed major plant consolidations in the Midwest and California; relocated our Texas operations into a newly acquired building; and started up a new molded fiber operation in that same facility to service growing customer demand in the Southwest.”

“In late January 2015, we also purchased a 137,000-square-foot factory in Massachusetts, in which we plan to combine many of our Northeast operations,” Bailly continued.  “As with all our regional consolidations, we expect significant improvements in operating efficiencies once this effort is complete.”

“In addition, after converting four more plants to our new ERP system in 2014, we will complete our company-wide implementation in 2015,” said Bailly. “All these strategic moves are aimed at accelerating growth and improving efficiency. Looking forward, we anticipate continued growth in our medical business, coupled with increasing demand for our molded fiber products. We also expect steadily improving results in our new Texas operation as we quickly ramp up sales.”

UFP Technologies is a producer of innovative custom-engineered components, products, and specialty packaging.  Using foams, plastics, composites, and natural fiber materials, the Company designs and manufactures a vast range of solutions primarily for the medical, automotive, aerospace and defense, and packaging markets. The UFP team acts as an extension of our customers’ in-house research, engineering, and manufacturing groups, working closely with them to solve their most complex product and packaging challenges.

This news release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements.  Such statements include, without limitation, statements about the Company’s prospects, anticipated trends in the different markets in which the Company competes, including the molded fiber, medical, military and automotive markets, anticipated advantages relating to the Company’s decisions to consolidate its Midwest, California and Northeast facilities and the expected costs savings and efficiencies associated therewith, anticipated advantages of maintaining fewer, larger plants, anticipated advantages the Company expects to realize from its investments and capital expenditures, including the development of and investments in its molded fiber product lines, anticipated advantages the Company expects to realize as a result of its new enterprise resource planning software system, expectations regarding the manufacturing capacity and efficiencies of the Company’s new production equipment, statements about the Company’s acquisition opportunities and strategies, its participation and growth in multiple markets, its business opportunities, the Company’s growth potential and strategies for growth, anticipated revenues and the timing of such revenues, and any indication that the Company may be able to sustain or increase its sales and earnings or sales and earnings growth rates.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation risks associated with the implementation of new production equipment in a timely, cost-efficient manner, risks that any benefits from such new equipment may be delayed or not fully realized, or that the Company may be unable to fully utilize its expected production capacity, and risks and uncertainties associated with plant closures and expected efficiencies from consolidating manufacturing, the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any such acquisition candidates, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the Securities and Exchange Commission (“SEC”).  Accordingly, actual results may differ materially.  Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q.  The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

UFP Technologies, Inc.	2014 earnings

Consolidated Condensed Statement of Income

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net sales	$35,267	$34,993	$139,307	$139,223
Cost of sales	26,654	23,763	102,427	98,209
Gross profit	8,613	11,230	36,880	41,014
SG&A	5,685	5,905	23,847	23,605
Restructuring costs	460	—	1,556	—
(Gain) loss on sale of fixed assets	(14)	—	(84)	11
Operating income	2,482	5,325	11,561	17,398
Interest expense	(40)	(76)	(108)	(205)
Other income	111	—	312	—
Income before income taxes	2,553	5,249	11,765	17,193
Income taxes	982	1,872	4,206	5,917
Net income from consolidated operations	$1,571	$3,377	$7,559	$11,276

Net income per share outstanding	$0.22	$0.49	$1.08	$1.65
Net income per diluted share outstanding	$0.22	$0.47	$1.05	$1.59

Weighted average shares outstanding	7,059	6,888	7,028	6,824
Weighted average diluted shares outstanding	7,192	7,133	7,175	7,105

Consolidated Condensed Balance Sheets

(in thousands)

(unaudited)

	December 31,	December 31,
	2014	2013
Assets:
Cash	$34,052	$37,303
Receivables	16,470	17,032
Inventories	12,893	11,048
Other current assets	4,998	3,337
Net property, plant, and equipment	34,843	25,507
Other assets	10,434	10,681
Total assets	$113,690	$104,908
Liabilities and equity:
Short-term debt	$993	$976
Accounts payable	5,398	3,081
Other current liabilities	5,222	8,265
Long-term debt	1,873	2,867
Other liabilities	5,212	4,129
Total liabilities	18,698	19,318
Total equity	94,992	85,590
Total liabilities and stockholders’ equity	$113,690	$104,908